                                                                      Exhibit 99

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                   -----------

                                    FORM 11-K

                                   -----------

                              For Annual Reports of
               Employee Stock Purchase, Savings and Similar Plans
                        Pursuant to Section 15(d) of the
                         Securities Exchange Act of 1934


                   For the fiscal year ended October 31, 2000


                          Commission file number 1-6196


A. Full title of the plans and address of the plans, if different from that of the issuer named below:

            Piedmont Natural Gas Company Employee Stock Purchase Plan Piedmont Natural Gas Company Employee Stock Ownership Plan


B. Name of issuer of the securities held pursuant to the plans and the address of its principal executive office:


                       Piedmont Natural Gas Company, Inc.
                                1915 Rexford Road
                         Charlotte, North Carolina 28211

            Piedmont Natural Gas Company Employee Stock Purchase Plan

         The Employee Stock Purchase Plan (ESPP) has been in effect since 1985. The purposes of the ESPP are to encourage employees to purchase Piedmont Common Stock, thereby promoting increased interest in the Company, and to encourage employees to remain employed. Participants elect to have a portion of their pay withheld each pay period for quarterly purchases at 90% of the average market price for the month during which the purchase takes place.

       There are no financial statements for the ESPP. Amounts withheld from participants are recorded as a general liability on Piedmont's books until the purchase dates, which are January 31, April 30, July 31 and October 31. At the purchase date, the liability is reduced to zero and shares are issued to participants' accounts in Piedmont's Dividend Reinvestment and Stock Purchase Plan (DRIP). Quarterly statements are furnished to participants showing the number of shares purchased, the purchase price and the balance in the account.

       At October 31, 2000, 477 employees were participating in the ESPP.

           Piedmont Natural Gas Company Employee Stock Ownership Plan

                 Statements Of Net Assets Available For Benefits
                            October 31, 2000 and 1999


                                                   2000                  1999
                                                   ----                  ----
Assets:
Investment in Common Stock of Piedmont
  Natural Gas Company, Inc., at fair value -
  200,496 and 210,511 shares (cost $2,821,737
  and $2,782,697) at 2000 and 1999,
  respectively                                  $6,115,128            $6,736,352
Short-term investment fund, at cost which
  approximates fair value                              528                 1,516
Receivable on sale of stock                              -                   198
Other                                                   67                    57
                                                ----------            ----------

Net Assets Available for Benefits               $6,115,723            $6,738,123
                                                ==========            ==========




See notes to financial statements.

           Piedmont Natural Gas Company Employee Stock Ownership Plan

           Statements Of Changes In Net Assets Available For Benefits
               For the Years Ended October 31, 2000, 1999 and 1998


                                               2000         1999        1998
                                               ----         ----        ----

Dividend and interest income              $  297,312    $  287,859   $  288,089
Gain (Loss) on sale of assets (Note 3)        44,672       (55,838)      22,398
Net appreciation (depreciation) in fair
  value of investment in Common Stock       (372,607)     (528,700)   1,486,211
Withdrawals by participants                 (591,777)     (517,537)    (812,499)
                                          ----------    ----------   ----------

Net increase (decrease)                     (622,400)     (814,216)     984,199
Net assets available for benefits:
  Beginning of year                        6,738,123     7,552,339    6,568,140
                                          ----------    ----------   ----------

  End of Year                             $6,115,723    $6,738,123   $7,552,339
                                          ==========    ==========   ==========




See notes to financial statements.

           Piedmont Natural Gas Company Employee Stock Ownership Plan

                          Notes To Financial Statements

1.       Description of the Plan

         The Piedmont Natural Gas Company Employee Stock Ownership Plan (ESOP) was established to enable employees to acquire Piedmont Common Stock. Through 1986, we contributed to the ESOP amounts equal to a tax credit based on aggregate compensation paid or accrued to all employees under the ESOP. The Tax Reform Act of 1986 eliminated the tax credit allowance, and we have not made contributions since 1987.

         The ESOP is administered by an Administration Committee approved by our Board of Directors. We pay the administrative expenses of the ESOP. The Trust Client Services department of Wachovia Bank, N.A., serves as trustee and custodian. The ESOP is subject to the provisions of the Employee Retirement Income Security Act of 1974.

         Prior to 1988, a participant in the ESOP was defined as an active eligible employee with a balance in his or her ESOP account. An employee was eligible to participate following the later of the date of completion of at least 1,000 hours of service during a period of 12 consecutive months or attainment of age 21. However, employees who reached eligibility after we stopped making contributions are not considered participants and no previous contributions have been credited to them.

         Separate accounts are maintained for each participant to reflect the allocation of contributions and subsequent dividend and investment income. Any income credited to participants is reinvested in Common Stock. The ESOP provides for immediate vesting.

         Distributions are made either at early retirement (age 55 and 10 years of service), at normal retirement (age 65), at actual retirement for a participant who remains employed after attaining normal retirement age, at permanent disability or at death of the participant. The Administration Committee may direct an earlier distribution following a participant's termination of employment for any reason, and this has been our practice.

         A participant who has reached age 55 and completed ten years of participation has the right to diversify a portion of his or her account balance each year during the qualified election period.

         We may terminate the ESOP at any time and may either continue operations until the trustee has distributed all benefits or cause the assets to be liquidated and distributed.

2.       Basis of Accounting

         The financial statements are presented on the accrual basis of accounting.

         We make estimates and assumptions when preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates.

         The investment in Common Stock is valued at fair value as determined by quoted market prices on the New York Stock Exchange on October 31, 2000 and 1999. Dividend income is accrued on the ex-dividend date. Purchases and sales of securities are recorded on a trade-date basis. Realized gains and losses from security transactions are reported on the average cost method.

3.       Gain (Loss) on Sale of Assets

         The gain (loss) on sale of assets for the years ended October 31, 2000, 1999 and 1998, was computed as follows:

                                        2000          1999       1998
                                        ----          ----       ----

         Gross proceeds               $452,554      $386,600   $184,200
         Historical cost               407,882       442,438    161,802
                                      --------      --------   --------
         Gain (Loss)                  $ 44,672      $(55,838)  $ 22,398
                                      ========      ========   ========

4.       Net Assets Available for Benefits

         Net assets available for benefits at October 31, 2000 and 1999 were $6,115,723 and $6,738,123, respectively.

5.       Tax Status

         The ESOP is qualified under Sections 401 and 409 of the Internal Revenue Code of 1986, as amended (the Tax Code). The Internal Revenue Service has informed us by letter that the ESOP, as designed, is qualified and the trust established under the ESOP is exempt from income taxes under Section 501(a) of the Tax Code. The ESOP has been amended since receiving the determination letter; however, we believe the ESOP is currently designed and being operated in compliance with applicable requirements of the Tax Code.

         Distributions are taxed to recipients as ordinary income, with the taxable amount that applies to Common Stock being the lesser of cost or fair market value on the date of distribution. Any increase in the value of Common Stock is not taxed during the period that the stock is held by the trust nor upon its distribution to the participant. If stock is sold after distribution, the sale is subject to capital gain or loss treatment, depending on the sales price of the stock.

Independent Auditors' Report


Piedmont Natural Gas Company
  Employee Stock Ownership Plan:

We have audited the accompanying statements of net assets available for benefits of the Piedmont Natural Gas Company Employee Stock Ownership Plan (the Plan) as of October 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for each of the three years in the period ended October 31, 2000. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of October 31, 2000 and 1999, and the changes in net assets available for benefits for each of the three years in the period ended October 31, 2000 in conformity with accounting principles generally accepted in the United States of America.



/s/ Deloitte & Touche LLP
-------------------------
DELOITTE & TOUCHE LLP

Charlotte, North Carolina
January 4, 2001